UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

USED KAR PARTS, INC.

(Name of small business issuer in our charter)

Florida

(State or other jurisdiction of incorporation or organization)

7389	04-3721895
(Primary standard industrial classification code number)	(I.R.S Employer Identification No.)

6371 La Costa Dr. #101, Boca Raton, Florida 33433

561-347-8789

(Address and telephone number of principal executive offices)

Jeannine Karklins

6371 La Costa Dr. #101, Boca Raton, Florida 33433

561-347-8789

(Name, address and telephone of agent for service)

Approximate date of commencement of proposed sale to the public:

April 28, 2003

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE (1)

Title of class of securities to be registered	Number of shares being registered	Price of each share	Amount of Registration Fee
Common Stock	68,000	$.05	$.31

  Estimated solely for the purpose of calculating the registration fee, as relied upon in Rule 457, and using the current fee rate table provided at a rate of $.000092 per US dollar.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

This page is not part of the prospectus

Prospectus

USED KAR PARTS, INC.

6371 La Costa Dr. #101, Boca Raton, Florida 33433

561-347-8789

68,000 shares of Common Stock

The registration statement of which this prospectus is a part relates to the offer and sale of 68,000 shares of our common stock by the holders of these securities, referred to as selling security holders throughout this document. The Company is not offering any securities for sale and is not receiving any proceeds from this offering. The shareholders will sell at a price of $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market.

We intend to have our stock quoted on the OTCBB. If and when such time our stock is quoted on the OTCBB, the securities will be priced at prevailing market prices or at privately negotiated prices. The selling security holders may offer their shares at those prevailing market prices or privately negotiated prices. The Company will pay all expenses of registering the securities. Our fiscal year end date is January 31.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "risk factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April 28, 2003

TABLE OF CONTENTS

Part I

  Front Cover Page of Prospectus 2
  Inside Front and Outside Back Cover Pages of Prospectus 3
  Summary Information 4

  Risk Factors Particular to Used Kar Parts, Inc. 5

      Our Success is Heavily Dependent Upon the Continued Participation of Jeannine Karklins our only Officer and Director, if we lose her our business will fail.
      Ms. Karklins, our only officer and director, owns more than 95 percent of the Companys common stock, following this offering.
      If customers do not accept On-Line Marketplace for used car parts Via the Internet, we will not generate revenue to operate.
      Jeannine Karklins, our only Officer and Director will only participate 70% of her time towards the business of Used Kar Parts, Inc., this could cause our business to fail.
      Dependant on hiring qualified technical personnel to create the e commerce website, if we cannot hire these individuals we will be unable to conduct operations.
      We are a development stage company with no operating history and may not generate enough revenues to stay in business.
      There is no market for the companys securities and if no market develops investors will be unable to sell their securities

Other Investment Risk Factors 7

    Purchase of Penny stocks can be risky and therefore these securities will be more difficult to sell even if a market develops.
    Absence of Dividends Now and in the Near Future
    If we do not receive funding we will not be able to conduct our business
  Determination of Offering Price 9
  Selling Security Holders 9
  Plan of Distribution 11
  Legal Proceedings 12
  Directors, Executive Officers, Promoters and Control Management 12
  Security Ownership of Certain Beneficial Owners and Management 13
  Description of Securities 14
  Interest of Named Experts and Counsel 16
  Disclosure of Commission Position on Indemnification for Securities Act Liabilities 17
  Description of Business 17
  Management's Discussion and Analysis or Plan of Operation 21
  Description of Property 24
  Certain Relationships and Related Transactions 25
  Market for Common Equity and Related Stockholder Matters 25
  Executive Compensation 25
  Financial Statements 26
  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure 30

Until July 7, 2003 (ninety days after the date of the final prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

SUMMARY INFORMATION AND RISK FACTORS

Prospectus Summary

This prospectus contains statements about our future operations, which involve risks and uncertainties. Our actual results could differ in important ways from our anticipated future operations, due to many factors, including "risk factors" beginning on page 5 and other factors. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should read carefully all information in the prospectus including its detailed information and the financial statements and the explanatory notes before making an investment decision.

Our Company

We were incorporated in the State of Florida on April 26, 2002. Our principal executive offices are located at 6371 La Costa Dr. #101, Boca Raton, Florida 33433. Our telephone number is 561-347-8789. We are authorized to issue common stock and preferred stock. Our total authorized stock consists of 50,000,000 common shares and 20,000,000 preferred shares. Our fiscal year end date is January 31.

Our Business

We plan to develop a website where individuals subscribe to and interact in an online marketplace for used car parts. A website where buyers and sellers of used car parts can come together to purchase or sell such parts. Used Kar Parts, Inc. does not purchase, sell or inventory any such parts. Used Kar Parts, Inc. objective is to provide solutions to improve profitability for the industry by making the supply and demand chain seamless and efficient. However, currently we do not have operations, website or revenue sources. We purchased the domain name for our website, which is www.UsedKarParts.com and entered in a contract with a web hosting service provider. We have developed an initial welcome home page for our visitors until an e commerce website is constructed. Our estimated costs for our first year of operations will be an estimated $5,000 to $7,500.

Summary Financial Information

The balance sheet information set forth below is derived from the audited balance sheet of the Company appearing elsewhere in this Prospectus.

January 31, 2003
Balance Sheet Data	Audited

Total Assets	$3,876
Total Liabilities	$-0-
Working Capital	$3,876
Total Stockholders Equity	$3,876

January 31, 2003
Income Statement Data	Audited
Revenue	$ -0-
Expenses	$ 1,524
Net Income (Loss)	$ (1,524)

The Offering

As of January 31, 2003, we had 2,068,000 shares of our common stock outstanding. This offering is comprised of securities offered by selling security holders only. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the securities. We anticipate offering expenses of approximately $6,400. Because our current assets are only $3,876 and we have no revenue sources, management will pay the offering expenses.

Risk Factors Particular to Used Kar Parts, Inc

A. Our Success is Heavily Dependent Upon the Continued Participation of Jeannine Karklins our only Officer and Director, if we Lose her our Business will Fail

Our success is heavily dependent upon the continued active participation of our only officer and director, Jeannine Karklins. Ms. Karklins has over 15 years experience in used car parts, as discussed further on page 13 "Director, Executive Officers, Promoters and Control persons". Although, Ms. Karklins has a considerable background in the used car parts industry she may be unable to particularize or adapt it to the needs of website visitors. Moreover, Ms. Karklins has no Internet experience in establishing an Internet auction site. Unless Ms. Karklins has the financial resources to hire qualified Internet consultants, the presentation and technical aspects of our website may not be able to attract customers to our website. Currently Ms. Karklins is not involved with any other business ventures. However, Ms Karklins may only enter other business ventures that are of insurance in nature. The only conflict of interest we foresee is that our Ms. Karklins may devote time to projects that do not involve us.

    We do not maintain "key person" life insurance on Jeannine Karklins life.
    We do not have a written employment agreement with Jeannine Karklins.
    There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

B. Ms. Karklins, our only officer and director, owns approximately 96 percent of the Companys common stock, following this offering.

Following this offering, Ms. Karklins, our only officer and director will own approximately 96 percent of the outstanding common stock. As a result, she alone will be able to elect directors and take other corporate actions without stockholder approval.

C. If Customers do not accept an On-Line Marketplace for used car parts via the Internet, we will not generate revenue to operate

Our success depends upon the general acceptance of an on-line marketplace for used car parts by consumers, used car part sellers, and other third parties.

If these groups do not embrace an online marketplace for used car parts, we will be unable to generate revenue. The market for an electronic marketplace for used car parts, particularly over the Internet, is in its early stages of development, but is evolving rapidly. We cannot assure that a sufficiently broad base of consumers and businesses will adopt, and continue to use, the Internet to obtain used car parts, traditionally provided in person-to-person transactions.

We believe that acceptance of our services will depend on the following factors, among others:

* The growth of the Internet as a medium for commerce generally, and as a market for used car parts products and services in particular

* Development of the necessary Internet network infrastructure to support new technologies and handle the demands placed upon us by our visitors

* Government regulation of the Internet towards the dissemination of used car parts and related information

* Our ability to successfully and efficiently develop an online marketplace that is attractive to a sufficiently large number of consumers and used car part dealers

* A change in the perception among many consumers and used car part dealers that an online marketplace is less dependable than obtaining used car parts through more traditional methods

* Quick response time for our services and enhancements

D. Jeannine Karklins, our only Officer and Director will only participate 70% of her time towards the business of Used Kar Parts, Inc., this could cause our business to fail

Ms. Karklins, the Companys president, may participate in other business ventures, which may compete directly or indirectly with the Company. Additional conflicts of interest and non-arms length transactions may also arise in the future. Ms. Karklins plans to devote nearly 70% of her time, towards the business of Used Kar Parts, Inc, which consists of 30 or more hours per week. Currently, Ms. Karklins other business ventures does not compete directly or indirectly with the business of the company.

E. Dependent on Hiring Qualified Technical Personnel to create an E commerce Website, if we cannot hire these individuals we will be unable to conduct operations

Our current and future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing, customer service and professional personnel.

* If we fail to retain and attract the necessary technical professionals, the creation and efficiency of our website will suffer in its presentation, search abilities and information accessibility.

* If we fail to retain and attract the necessary managerial, sales and marketing and customer service personnel we will not develop a sufficient customer base to adequately fund our operations.

F. We are a Development Stage Company with no Operating History and may not generate enough revenues to stay in business

Because we have no operating history, assets, or revenue sources, an investor cannot determine if we will ever be profitable. We will experience financial difficulties during our operational development and beyond.

We may be unable to operate profitably, even if we develop operations and generate revenues. We plan to generate revenues from membership fees, commissions from sales between members and advertising sales through our planned website, but there can be no assurance that we will develop a website or that, if developed, our revenues will exceed our costs.

Investors have no basis upon which to judge our ability to develop our web site and are unable to forecast our future growth. We have no revenues or revenue sources and yet we have significant costs. We cannot assure that we will obtain the necessary working capital to develop our e commerce website. Further, even if our e commerce website is developed, we cannot assure that our website will receive enough Internet traffic or purchases to generate revenues or achieve profitability.

G. There is no market for the companys securities and if no market develops investors will be unable to sell their securities

There is no established public trading market or market maker for our securities. There can be no assurance that a market for our common stock will be established or that, if established, a market will be sustained. Therefore, if you purchase our securities you may be unable to sell them. Accordingly, you should be able to bear the financial risk of losing your entire investment.

We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTCBB.

We intend to apply for listing of the securities on the OTCBB, but there can be no assurance that we will be able to obtain this listing.

Other Investment Risk Factors

A. Purchase of Penny Stocks Can be Risky and these securities will be more difficult to sell even if a market develops

In the event that a public market develops for our securities, such securities may be classified as a penny stock depending upon their market price and the manner in which they are traded. The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share whose securities are admitted to quotation but do not trade on the Nasdaq SmallCap Market or on a national securities exchange.

For any transaction involving a penny stock, unless exempt, the rules require delivery by the broker of a document to investors stating the risks of investment in penny stocks, the possible lack of liquidity, commissions to be paid, current quotation and investors' rights and remedies, a special suitability inquiry, regular reporting to the investor and other requirements. Prices for penny stocks are often not available and investors are often unable to sell such stock. Thus an investor may lose his investment in a penny stock and consequently should be cautious of any purchase of penny stocks.

B. Absence of Dividends Now and in the Near Future

We have never paid dividends. We do not anticipating declaring or paying dividends in the foreseeable future. Our dividends will be at our Board of Directors discretion and contingent upon our financial condition, earnings and capital requirements.

C. If we do not receive funding we will not be able to conduct our business

We will require funding to develop our business. Our capital requirements will depend on many factors including, but not limited to, the timing of development of our web site and the growth of the Internet.

We will need a minimum of an additional $4,000 for the second half of the next twelve months. If additional funds are raised through the issuance of equity securities, the percentage ownership of our current shareholders will be reduced. There can be no assurance that additional capital will be available on terms favorable to us, or our shareholders.

To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders. If adequate funds are not available, we may be unable to develop our operations.

DETERMINATION OF OFFERING PRICE

There is no established public market for our shares. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value.

In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. Moreover, selling security holders will be able to determine the price at which they sell their securities by market factors and the independent decisions of the selling shareholders.

SELLING SECURITY HOLDERS

The securities are being sold by the selling security holders named below.

Pursuant to this registration statement, when and if cleared by the Securities and Exchange Commission, these shares can be sold in any and all states that recognize an effective registration statement. The table indicates that all the securities held by each individual will be available for resale after the offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities. Jeannine Karklins, President, has no plans or intentions to use this registration statement.

NAME	RELATIONSHIP WITH ISSUER (1)	AMOUNT BENEFICIALLY OWNED	AMOUNT TO BE OFFERED	AMOUNT PERCENTAGE OWNED AFTER OFFERING
Ernest Karklins	Father	10,000	10,000	0%
Linda Skuba	None	1,000	1,000	0%
Michelle Trentacoste	None	1,000	1,000	0%
John Di Pompeo Jr.	None	2,000	2,000	0%
Michael Karklins	Brother	1,000	1,000	0%
Dennis Stornant	None	1,000	1,000	0%
Robert Uzzo	None	3,000	3,000	0%
Leah Karklins	None	5,000	5,000	0%
Mary McGautha	None	2,000	2,000	0%
Paul Rocco	None	1,000	1,000	0%
Andra Bidot	None	1,000	1,000	0%
Ahmet Ozdemir	None	1,000	1,000	0%
Kristin Hanke	None	1,000	1,000	0%
Carlos Burgos	None	10,000	10,000	0%
Alice Figliolia	None	2,000	2,000	0%
Jennifer Lyn Amuso	None	1,000	1,000	0%
Dana Karklins	Brother	10,000	10,000	0%
Vincent Figliolia	None	2,000	2,000	0%
Maxine Karklins	Mother	10,000	10,000	0%
Raymond J O Donovan	None	1,000	1,000	0%
Carla Sills	None	1,000	1,000	0%
Michelle Calavetta-Halcomb	None	1,000	1,000	0%

  There are no relationships between any shareholders and the Company. However, the above states certain relationship between the security holders and Ms. Karklins within the past three years

We intend to seek qualification for sale of the securities in those states that the securities will be offered. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside.

There is no assurance that the states in which we seek qualification will approve of the security resale.

If the securities are approved for a public market and the trading price of our common stock is less than $5.00 per share, our stock would be considered a penny stock and trading in our common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.

The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements may severely limit the liquidity of our common stock in the secondary market because few brokers or dealers are likely to undertake such compliance activities. Generally, the term "penny stock" refers to a stock with a market price of less than $5.00 per share, which is not traded on a national securities exchange or quoted on NASDAQ. An active trading market in our common stock may not be able to be sustained because of these restrictions.

PLAN OF DISTRIBUTION

The securities offered, by this prospectus may be sold by the selling security holders or by those, to whom such shares are transferred. We intend to have our stock quoted on the OTCBB.

If and when such time our stock is quoted on the OTCBB, the securities will be priced at prevailing market prices or at privately negotiated prices. The shareholders will sell at a price of $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions. .

Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the securities act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling securities holders provide us with cash proceeds from their sales of the securities.

If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the securities act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange traded listed option transactions, which require the delivery of the securities, listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

The selling security holders that during such time as they may be engaged in a distribution of the shares are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M prohibits any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the exchange act, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling securities holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, which involve Used Kar Parts, Inc.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS
  Directors and Officers. Our Bylaws provide that we shall have a minimum of one director on the board at any one time. Vacancies are filled by a majority vote of the remaining directors then in office. The directors and executive officers of Used Kar Parts, Inc. are as follows:
NAME AND ADDRESS	AGE	POSITIONS HELD
Jeannine Karklins	33	President / Secretary / Treasurer

  Jeannine Karklins will serve as the director until our next annual shareholder meeting to be held within six months of our fiscal year's close or until a successor is elected who accepts the position. Directors are elected for one-year terms. Ms. Karklins will dedicate nearly 70% of her time, which consists of 30 or more hours per week towards the business of Used Kar Parts, Inc., which also include, but not limited to, accounting and financial reporting.

  Ms. Karklins has over fifteen years in the automotive and insurance industry. Her expertise ranges from Automotive Sales, Recovery and Relocation, Parts and Repair, and Insurance. Since 1985 Ms. Karklins contributed to the development of a family owned auto and truck salvage company, Affordable Auto & Truck Salvage, Inc. and Astro Auto Salvage, Florida.

  She devoted her time in the sales of LKQ (Like Kind Quality" parts. From 1992 through 1997, she was an accomplished Catastrophe Insurance adjuster and auto appraiser. She has also served in the capacity of compliance officer from July 2002 through February 2003, in the Automotive Insurance Industry providing her with invaluable experience in Government Regulations, with duties such as due diligence, orientation, facilitation and assessment of procedures.

  From July 2001 through February 2003, Ms. Karklins while working at Brown and Brown, Florida, the sixth largest insurance broker, she held the position of Quality Control Analyst. Her duties were to facilitate, implement and asses policies and procedures company wide for 150 offices, for Enviromental, Professional Liability, and Automotive. From October 1997 through July 2001, Ms. Karklins was a litigation specialist for Fortune Insurance, a property and casualty company located in Jacksonville Florida. Most of her time at Fortune Insurance Company, was to process and adjust PIP (personal injury protection), no fault, property damage for homeowners auto.

  Significant Employees. Other than Jeannine Karklins, there are no employees who are expected to make a significant contribution to our corporation.

  Family Relationships. There are no family relationships among our officers, directors, or persons nominated for such positions.
  Legal Proceedings. No officer, director, or persons nominated for such positions and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of January 31, 2003, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group.

To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

  Security Ownership of Certain Beneficial Owners.
Title of Class	Name and Address	No. Of Shares	Nature of Ownership	Current % Owned
Common	Jeannine Karklins 6371 La Costa Dr. #101, Boca Raton, FL 33433	2,000,000	Held of record	96%

  Security Ownership of Officers and Directors.

Title of Class	Name and Address	No. Of Shares	Nature of Ownership	Current % Owned
Common	Jeannine Karklins 6371 La Costa Dr. #101, Boca Raton, FL 33433	2,000,000	Held of record	96%

  All officers and directors as group 2,000,000 Direct 96%

  Changes in Control.

There are currently no arrangements, which would result in a change in control of Used Kar Parts, Inc.

DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

The securities offered by this prospectus must meet the blue sky resale requirements in the states in which the proposed purchasers reside. If we fail to meet these qualifications, the securities may be deprived of any value.

We are authorized to issue maximum stock of 50,000,000 common shares and 20,000,000 preferred shares. As of January 31, 2003 there were 2,068,000 common shares and no shares of preferred, issued and outstanding. The Board of Directors' authority to issue stock without shareholder consent may dilute the value of your stock.

COMMON STOCK

General.

We are authorized to issue 50,000,000 shares of common stock and 20,000,000 preferred stock, $.001 par value. As of January 31, 2003, there were 2,068,000 common shares issued and outstanding.

Voting Rights

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Our principal stockholder and president, Jeannine Karklins, currently, owns approximately 96% of our common stock. Jeannine Karklins will have significant influence over all matters requiring approval by our stockholders, but not requiring the approval of the minority stockholders. In addition, Jeannine Karklins will be able to elect all of the members of our Board of Directors, allowing her to exercise significant control of our affairs and management. In addition, Jeannine Karklins may affect most corporate matters requiring stockholder approval by written consent, without a duly-noticed and duly-held meeting of stockholders

Dividend Policy.

All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights, if any, of the holders of outstanding shares of preferred stock. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business.

Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

To date, we have never paid dividends. We do not anticipate declaring or paying dividends in the foreseeable future. Our retained earnings, if any, will finance the development and expansion of our business.

Our dividends will be at our Board of Directors' discretion and contingent upon our financial condition, earnings, capital requirements and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents we may execute. Therefore, there can be no assurance that cash dividends of any kind will ever be paid.

Miscellaneous Rights and Provisions.

Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

PREFERRED STOCK.

We have authorized 20,000,000 shares of preferred stock, $.001 par value, of which no preferred shares are issued or outstanding.

These shares may have such rights and preferences as determined by the Board of Directors.

We have 20,000,000 authorized shares of preferred stock, which may be issued by action of the Board of Directors. We have not yet issued any shares of preferred stock. The Board may designate voting control, liquidation, dividend and other preferred rights to preferred stock holders. The Board of Directors' authority to issue this stock without shareholder consent may have a depressive effect on the market value of our common stock. The issuance of preferred stock could also delay or prevent a change in control of our corporation or other take-over attempt

Dividends, Voting, Liquidation, & Redemption.

Upon issuance, our Board of Directors will determine the rights and preferences of shares of preferred stock. The Board of Director's ability to issue preferred stock without further shareholder approval has the potential to delay, defer or prevent a change in control of our corporation.

Moreover, the Board of Director's broad discretion in designating specific rights and preferences may have the potential to dilute or devalue the stock held by the common shareholders.

SHARES ELIGIBLE FOR FUTURE SALE.

The 68,000 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act.

In general, under Rule 144 as currently in effect, any of our affiliates, namely Jeannine Karklins, our President and only officer, and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions.

Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities. However, in the event that a market develops for our common stock, Rule 144A would no longer be available.

EXPERTS

Our Financial Statements for the period from April 26, 2002 inception to January 31, 2003, have been included in this prospectus in reliance upon of Baum and Company, CPA's, independent Certified Public Accountants as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are authorized by our Bylaws to indemnify, agree to indemnify or obligate our company to advance or reimburse expenses incurred by our directors, officers, employees or agents in any proceeding as indicated in section 607.0850 of the Florida Statute, to the full extent of the laws of the State of Florida as now or hereafter exist.

A corporation shall have power to indemnify its director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

DESCRIPTION OF BUSINESS

We have already proceeded with our business plan with purchasing a domain name called www.UsedKarparts.com.

We have also entered in a contract with a web hosting service: of no material substance, on a month to month basis at $9.95 per month and can be cancelled at any time, with Netdor Corporation, to provide Used Kar Parts, Inc. with the necessary disk space to upload an e commerce site sufficient to support our expected needs and services to provide to our customers. We intend to create a website where buyers and sellers of used car parts can come together to purchase or sell such parts. Used Kar Parts, Inc. does not purchase, sell or inventory any such parts. We are currently reviewing our options to begin the development of the actual e commerce website necessary to deliver our customers an interactive website that will enable consumers to view and purchase our services, related to the used car parts industry, quickly and efficiently. There can be no assurance that we will be able to develop operations in this area, or any other area. We have had no operations to date.

BUSINESS DEVELOPMENT.

We were incorporated in the State of Florida on April 26, 2002, for the purpose of providing an online marketplace for used car parts through the Internet.

PRINCIPAL PRODUCTS AND SERVICES.

We have already purchased a domain name called www. UsedKarparts.com. We have also entered within a contract with a web-hosting provider. Terms include a monthly charge of $9.95 payable quarterly at a total of $29.85. This service can be cancelled or upgraded at any time. Since we will rely on a third party to provide our Internet Service Provider to host our site we may experience interruptions in our website connection and our telecommunications access due to our reliance upon third parties. We anticipate that we will use software that is dependent on operating systems, database and server software developed and produced by and licensed by third parties. As with most web host companies, they use proprietary and third party software installed on their systems which indirectly supports most if not all the web sites found on the web today including ours.

Therefore, we may discover errors and defects in this third party software and rely on the third parties to correct these errors and defects in a timely manner. We have not contacted any third party vendors or manufacturers about these softwares, as it is considered to be common practice of all web host providers to use third party software, such as Microsoft Windows, Linux or other operating systems and web page and host development software such as Microsoft Front Page and Macromedia Dreamweaver, without direct cost to us.

Accordingly, continuous or prolonged interruptions in our website connection or in our telecommunications access would also have an adverse effect upon consumer perception of our ability to provide information in a timely and efficient manner. We have also created an interim welcome page on our website to introduce Used Kar Parts, Inc., while a full e commerce website is constructed.

We plan on hiring a professional who specializes in the development of Websites with e-commerce capabilities. At this present time we have no intentions of acquiring another entity or merging with another entity.

The discussion of our future business is management's best estimate and analysis of the potential market, opportunities and difficulties that we face. There can be no assurances that the underlying assumptions accurately reflect our opportunities and potential for success. Competitive and economic forces make forecasting of revenues and costs difficult and unpredictable.

We hope to develop a web site that provides an online marketplace for used car parts. Although our president has considerable experience in the sale of used car parts and the auto industry, she lacks experience in using the Internet as a point of sale. Our intended objective is to provide solutions to improve profitability for the industry by making the supply and demand chain seamless and efficient. The services we intend to offer below may assist in the improvement of the supply and demand chain.

We hope to develop our site to permit website subscribers to do the following:

  Access buyers and sellers more efficiently, and reach out to hundreds of new buyers of used car parts.
  Target specific customers with dedicated products and prices.
  Cross geographical limitations by the ability to access our website worldwide to those visitors viewing our website in English, since we do not expect to offer our website in different languages. Most popular search engines such as www.Google.com can be accessed worldwide, and in turn consumers may click on our website from other countries located in or near the United States, such as the Carribean Islands or as far as Europe, who may have the need for used car parts that will be in very short supply in their respective countries. We hope to attract business for our subscribers from any and all countries for parts that our subscribers offer.
  Cut the cost of our customers who wish to sell used car parts by marketing through our cost efficient website.
  Post and update dealers and suppliers catalogs of used car parts, 24 hrs a day, 7 days a week.
  Post dealers and suppliers of used car parts name and logo along with pictures of their products they wish to sell.
  Give information about the dealers and suppliers companies, their divisions, location of plants and storage facilities, parts inventory and any other facts.
  Customers who are in the business of dealing and supplying used car parts can list their products and put them in their own categories, with the capability of viewing pictures of the products.
  Customers who are in the business of dealing and supplying used car parts can also give details of each product to help buyers search for a particular product.

  Customers who may be seeking to purchase or sell used car parts can enter a dynamic price exchange forum, which updates immediately, whenever a price is changed, a product is sold or no longer available.

Our projected revenue stream will be generated by visitors who wish to subscribe to our services, as vendors who wish to sell their products and utilize the online catalogue we offer to them will be required to pay a monthly fee of $99.00, which allows them to use our site for one month from the subscription date. Incentives, such as a 10 percent price beak for yearly subscriptions, will be offered for those customers who wish to use our services on a continuous basis. Each user will be granted a password for entry into the web site. We plan to charge this fee to the subscriber's credit or debit card. We also plan to charge a commission rate of 3%, to the seller, from the sales conducted on the marketplace auction forum. We also plan to sell advertising on our website to used car part dealers and service stations. We have not developed criteria for pricing of the advertising space; however, we anticipate pricing will be based upon advertisement size, web page placement, content requirements, contract duration and other factors

We plan to process all orders by on line credit card or cyber cash systems, but we currently have not developed any relationships or contracts to process online orders. As discussed in our "Plan of Operations", Jeannine Karklins will work together with our Internet consultant, whom we expect to hire within 3 to 4 months, to enter in a contract with a credit card processing company with e commerce support, to allow our visitors to purchase our services at anytime and anywhere, 24 hours a day. Those individuals who wish to purchase products through our website from our subscribers can do so without any subscription fees. The site is welcome to all retail, wholesale, or auto professionals alike. In addition, we have not yet fully researched the needs of our planned website functions or the fees associated with the services needed to fulfill those needs.

Although the competitors we have researched, such as www.Ebay.com, www.used-car-parts-exchange.com do not charge a subscription fee for their services, we feel that in turn they are not maximizing the profit potential and the efficiency of this outlet because they either make the process of searching for products for more difficult than our anticipated on line catalogue, have fixed prices, or they cause to use a middle-man activity, which slows down the process of sale. A buyer, having to call the website company and they in turn call the seller and then call back the buyer may have an adverse effect on the experience of the buyer. Our intention, once our website is created is to take the middleman completely out of the process and protect the very nature of a true 100% auction price website for the used car part industry.

Our site content will consist of two major functions; the first being "Partslink" which will provide subscribers, who pay $99 per month, to have the ability to promote their sales by displaying a catalogue of used car parts to buyers seeking all types of car parts. Our catalogue display feature will allow subscribers to upload their inventory of products and a detailed description of those products to be sold at auction, and to provide buyers of used car parts the ability to quickly locate a part, preview the detailed description and photo zoom capability of the pictures of the products being offered.

By creating a greater awareness of the subscribers business and their products, it will assist them in experiencing a higher number of inquiries and transactions.

The online catalogue offers a number of features that will make it an excellent tool for members to expand their business in their immediate locality and around the world.

The second function is that of the "Junkyard". The Junkyard forum will provide a dynamic real time marketplace where all auctions are conducted. Subscribers will be able to launch their own auctions for buying or selling used car parts or they can participate in ongoing auctions by submitting bids to the existing offers with other subscribers around the world. Non-subscribing visitors are encouraged to visit and bid at no charge.

We plan to establish our market through e-mail advertising as discussed in "Plan of Operations." We have not conducted any market testing to determine prospective advertisers on our website. However, individuals who have voluntarily signed up to receive email messages about specific topics, such as used car parts, and who are more likely to read them, are targeted. Also, once our website is complete, we will maintain a sign in book for all those who visit our site, in order to build a database of individuals who indicated an interest in our services or the services of our subscribers.

Once developed, visitors will be able to obtain information twenty-four hours per day, seven days per week through the website.

DISTRIBUTION.

We plan to deliver our services through our website, if developed. As of the date of this prospectus, we have not entered in a contract with a web site developer, which will be necessary to execute our plan of business.

NEW PRODUCTS OR SERVICES.

We currently have no new products or services announced or planned to be announced to the public.

COMPETITIVE BUSINESS CONDITIONS.

The conventional method of purchasing and selling used car parts for at least the past fifty years has been through person-to-person meeting or used car part dealers. The public has been reticent to new vehicles or formats through which they would purchase and sell used car parts. Despite the convenience of the services offered over the Internet or prospectively over the anticipated construction of our website, many consumers will view conventional methods of obtaining this information more convenient and offering better customer service

We will face intense competition in all aspects of the used car parts industry.

We will compete with used car part dealers, brokers, and other entities that also provide used car parts services to the public. These companies may offer convenience and customer service superior to our company. In addition, these companies may have better marketing and distribution channels.

In review of other website based businesses of used car parts, such as www.ebay.com, www.partstrain.com, www.uneedaparts.com and www.used-car-parts-exchange.com, we acknowledge the fact that they do not charge a subscriber fee, as we intend to charge $99.00 per month, once our site is created. However, we do believe our business models are clearly different. We feel that in turn they are not maximizing the profit potential and the efficiency of this outlet because they either make the process of searching for products for more difficult than our on line catalogue, have fixed prices, or they cause to use a middle-man activity, which slows down the process of sale. In comparison, we believe our 100% auctioned site, where all sales are by the highest bidder, a site dedicated to just used auto parts with an online catalog that we expect, when created, will allow consumers a more quicker way to search and bid for the exact part they are looking for without having to pick up a phone to complete a sale, is a more efficient manner to maximize the profit potential. We expect consumers and subscribers to be attracted to the idea of a site that could offer these services.

In fact, some sites are more of an indexed listing of many items and not just car parts, which may limit the amount of products offered. Whereas, once our site is created, consumers can enter a site solely dedicate for used car parts and the online catalogue feature allows visitors and subscribers a display feature that can find all parts for a particular vehicle and have a clear photo with zoom capability for all products.

Other sites offer set prices at a discount to retail and not a true auction experience, while we intend to preserve the experience of a truly 100% auction priced website. As a 100% auction priced site, we hope to attract more traffic to the site by consumers looking for good opportunities to purchase parts at prices far below retail, rather than other sites who offer just a small discount to retail or retail prices. All products offered for sale through our website must be sold through auction pricing at the highest bidder. At times we expect consumers to capture great deals for high-in-supply products and subscribers to benefit from capturing a premium on those hard to reach low-in-supply products. We expect to preserve the identity and name recognition of the subscribers who use our anticipated online catalogue, giving them the opportunity to increase their exposure as a used car parts dealer, while minimizing their marketing budget to just $99.00 a month. We feel that this offers our subscribers a tremendous value added service at an affordable price.

However, there can be no assurance that we will be able to compete effectively in this highly competitive industry, which could have a material impact upon market acceptance of our website and the information we wish to disseminate.

SOURCES AND AVAILABILITY OF RAW MATERIALS.

As of the date of this prospectus, we have no raw materials or suppliers.

CUSTOMER BASE.

As of the date of this prospectus, we have no customers. If we are able to establish a customer base in the future, we do not anticipate we will depend on one or a few major customers. There can be no assurance that this assumption is correct.

INTELLECTUAL PROPERTY.

We do not have any trademarks, patents, licenses, royalty agreements, or other proprietary interest.

GOVERNMENTAL REGULATION ISSUES.

We are not now affected by direct government regulation, generally and laws or regulations directly applicable to access to or commerce on the Internet. However, due to increasing usage of the Internet, a number of laws and regulations may be adopted relating to the Internet, covering user privacy, pricing, and characteristics and quality of products and services. Furthermore, the growth and development for Internet commerce may prompt more stringent consumer protection laws imposing additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for Internet services and increase the cost of doing business on the Internet. These factors may have an adverse effect on our business, results of operations and financial condition.

Moreover, the interpretation of sales tax, libel and personal privacy laws applied to Internet commerce is uncertain and unresolved. We may be required to qualify to do business as a foreign corporation in each such state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties. Any such existing or new legislation or regulation, including state sales tax, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

RESEARCH AND DEVELOPMENT.

To date, we have not undergone any research and development.

ENVIRONMENTAL LAW COMPLIANCE

The extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

EMPLOYEES

We currently have one employee, Jeannine Karklins, our president and sole director, who works for our corporation part-time, which consists of 30 or more hours per week. We have no employment contracts and our employee is not a union member or affected by labor contracts.

WHERE YOU CAN FIND MORE INFORMATION

After the effective date of this document, we will be a reporting company under the requirements of the Exchange Act and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements.

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act, which contain similar information. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

PLAN OF OPERATIONS

The Used Kar Parts, Inc.s business plan is to become actively engaged in providing an online marketplace for used car parts, via the Internet. Currently we have purchased a domain name called www.Usedkarparts.com. We have also entered in a contract with a web hosting provider, to provide us with the necessary disk space capacity for our website and email capability for the next 12 months. We have also posted a welcome page on our website, to introduce ourselves to potential customers until a fully operational e commerce website is constructed.

During the next twelve months we plan to satisfy our cash requirement by additional equity financing. There can be no assurance that we will be successful in raising additional equity financing, and thus, be able to satisfy its cash requirements, which primarily consist of website development and maintenance costs at the present time.

We are unable to satisfy cash requirements without management's financial support.

We anticipate that we will meet our cash requirements for the foreseeable future with current cash and through the financial support of our management, Jeannine Karklins. Jeannine Karklins intends to contribute funds if needed as they become available. However, there are no written agreements between Jeannine Karklins and Used Kar Parts, Inc. We will need a minimum of an additional $4,000 for the second half of the next twelve months. We will not be able to operate if we do not obtain equity financing. We have no current material commitments. We depend upon capital to be derived from future financing through a subsequent offering of stock. There can be no assurance that we will be successful in raising the capital we require.

Our strategic business plan contains a 4 stage operating strategy for the next twelve months.

It is with this plan that will pave the way to allow us to focus on developing and executing our interactive e commerce website that will offer our visitors a 24 hr access to an online marketplace, see principal products and services, which our visitors can purchase for a subscription fee of $99 per month.

Ms. Karklins ceased employment at Brown and Brown on March 6th 2003, and can now dedicate herself full time to the development of the company. However, due to the limited resources of our company at the present time, and the in depth nature of the filing process of this prospectus and the comment sessions with the Securities and Exchange Commission for clearance, we do not expect to have overly sufficient amount of time to dedicate to the commencement of our plans during the comment process. However, we will expect to allocate at least 40 hours per week on the action of fulfilling the plan of operations indicted in our business plan during those times not being spent on the comment process.

The four stages of our strategic plans are as followed:

Firstly, we are currently seeking out an individual to act as a consultant to construct our intended website. Once the interview process has been completed and a consultant is hired, which we expect to complete within 30 days, we plan to develop our e commerce website with the assistance of that consultant to construct the necessary structure of a well developed e commerce website that can offer our visitors the capability to access our site 24 hrs a day and enter auctions or view other members catalogues. Also, it will allow our visitors the capability of purchasing products, through a secured page within the site to ensure privacy and the integrity of personal information. Our website will be constructed with the capability for allowing quick and easy uploads of new and current information on an hourly basis if needed. We will also maintain a sign in book for all those who visit our site, in order to build a database of individuals who indicated an interest in our services or the services of our members. Space will be allotted through all the pages of the website to allow placement of banner ads and links for those companies interesting in purchasing advertisement space on our site. We expect this phase to be completed and our website constructed within 3-4 months, once a consultant is hired. This phase is projected to cost an estimated $3,000 to $5,000.

Secondly, during months 4 through 6, after the filing of the final prospectus, Jeannine Karklins will work together with our Internet consultant to enter in a contract with a credit card processing company with e commerce support, to allow our visitors to purchase our services at anytime and anywhere, 24 hours a day. Our preliminary research has suggested the costs to be approximately $12 to $15 per month and will have the ability to accept virtually any credit or debit card. Also, within this time frame, in an effort to receive and forward potential business to similar supporting companies, we will be formulating strategic alliances that support similar services, such mechanical repair shops and auto body repair garages, throughout the south Florida area, that could possibly serve as a vertical integration of products to offer all individuals interested in purchasing used car parts while simultaneously creating business opportunity for each other and increase name recognition. We expect, within this time frame to contact at least 300-400 mechanical repair shops and auto body repair garages, by phone and follow up letters to invite them to view our website. We do not expect material costs in this phase, other than the monthly charge for the credit card processing fee of approximately $12 to $15 per month. The cost of phone calls and letters will be paid for by our President with no expectation for repayment.

Thirdly, during months 6 through 9, after the filing of this prospectus, we will be initiating a marketing plan to produce sales and name recognition through our 3 step strategic marketing plan.

The first step of our marketing plan is to initiate a comprehensive e mail advertising program targeting those individuals seeking to purchase used car parts or have indicated an interest in our type of services. These individuals would be those who have voluntarily signed up to receive these email messages about specific topics and are more likely to read them, a contact information listing of these individuals can be purchased from most marketing and research firms, however we have not yet contacted any firms who may such lists. As indicated in our first phase, we will also maintain a sign in book for all those who visit our site, visited by the individuals who finds our website through a search engine, in order to build a database of individuals who indicated an interest in our services or the services of our members. Response rates are expected to average between 5% to 10%. These efforts will result in company web site visits by these individuals because they have an interest in our products and services and can click through hyperlinks created in the our email announcement. Each email message will contain a header that specifies that the email announcement were sent to the recipient because they had subscribed to a particular service. We expect this phase to cost an estimated $750-$900.

We expect to maintain a clean corporate image by practicing "etiquette" when sending email messages. In order to differentiate between email messages that are voluntarily requested and true "spamming" from unwelcome sources, we plan to only send targeted email to those individuals who have voluntarily requested to receive such announcements, and always give the participants the option to remove themselves from the email lists.

The second step is to submit our domain name on free search engines such as: www.excite.com, www.finalsearch.com, www.findlink.com, www.discoverit.com, www.hotbot.com. In an effort to increase traffic to our site, we will add our website address to as many as 1000 search engines. Individuals who visit theses search engines when searching for website that contain car parts will then have a choice of many websites to choose from, which may include ours, to satisfy their informational needs when searching for used car parts related information on these types of search engines. We expect this phase to cost an estimated $100-$200.

This is accomplished by entering meta tags to our website as well as at the time of adding our address to each search engine, which aid the search engine in completing a search of websites that an individual is looking for. Meta Tags are used as part of the codes embedded in a website that describe what your website is, through keywords or phrases, so that search engines can recognize each website and display them in their search engines when a search criteria is done by someone searching for a particular website. These meta tags may include key words or phrases, such as; car, parts, used car parts, car doors, bumpers. These types of free services that the search engines provide can be an invaluable and cost effective way of marketing our products and service.

The third step is to sell advertising space in the form of banner ads. We intend to market banner ads to mechanics, used car dealers, collectible car magazines, as well as to other related companies for a competitive price to allow a link of their website to be placed on our website. We have researched that pricing a companys banner ad by the number of hits that are made will be better served and accepted.

An average of $.01 to $.05 per hit will be charge depending on the size and placement of the ad and also for length of time its placed. We expect this phase to cost an estimated $800 to $1,000.

Our final strategic phase takes place at months 9 through 12, after the filing of the final prospectus, is the customers acknowledgement and awareness of our website, through a fully functioning website capable of generating revenue. It is at this phase where we must maintain our site more frequently, as a larger load of information is expected to be uploaded to the website, by our customers more frequently, with their products and company information. As well as to test and provide up-to-date technology for a smooth delivery of an online marketplace. We will take every step to assure our visitors a pleasurable and informative visit to our site to obtain their consumer loyalty and repeat business. We will construct a customer database to disseminate promotional offers to our customers and discount coupons for repeat customers to entice them to recommend our site to other individuals who express an interest in our services. We expect an estimated cost of $1,000 to $1,250 during this phase

Until such time we develop our e commerce website, if ever, we will not have revenues from our operations.

We anticipate that if our e commerce website becomes operational within the above timeline, we will generate revenues from the sale of subscriptions to the website, commissions from auction sales between members and though the sale of advertisements. There is no assurance that we will be successful within the auctions, selling subscriptions or advertising for our website. We have no other sources of revenue. As such, if we are not successful in this regard, we will be unable to achieve revenues under our current business plan.

We do not anticipate significant research and development expenses over the next twelve months. We do not expect to purchase or sell any plant and significant equipment or make any significant changes in the number of employees over the next twelve months.

DESCRIPTION OF PROPERTY

We are presently using office space provided by our President, Jeannine Karklins, without charge or contract for lease, at her residence 6371 Raindance Lane, Boca Raton, Florida 33433. We feel that this space is adequate for our needs at this time, and we feel that we will be able to locate adequate space in the future, if needed, on commercially reasonable terms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 3, 2002, 2,000,000 shares of common stock were sold to Ms. Karklins for $2,000. Other than the sale of shares to our President and Director, Jeannine Karklins, we have not entered into any transactions with our officers, directors, persons nominated for such positions, beneficial owners of 5% or more of our common stock, or family members of such persons. We are not a subsidiary of any other company. Our President, Jeannine Karklins, was our only promoter.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information. Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTCBB, once our registration statement has cleared comments from the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. In the event of this registration statement being cleared from comments by the Securities and Exchange Commission, we plan to enlist a market maker to file an application in order to have our stock quoted on the OTC Bulletin Board.

Holders. As of January 31, 2003, there were approximately 23 holders of record of our common stock.

A total of 2,000,000 shares of common stock were issued to our officer and director on May 3, 2002, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition

The 68,000 shares offered for sale in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

Dividends. We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

EXECUTIVE COMPENSATION

No executive or director compensation has been paid since our inception, nor are there any plans to accrue them, to date. We have no employment agreements, nor consulting agreements with any of our officers or directors. We do not contemplate entering into any employment agreements until such time as we begin profitable operations. The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers or directors.

There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

FINANCIAL STATEMENTS

USED KAR PARTS, INC

(A Development Stage Company)

Audited Financial Statements

April 26, 2002 (Inception) through January 31, 2003

INDEPENDENT AUDITORS REPORT

The Board of Directors

Used Kar Parts, Inc.

Boca Raton, Florida

We have audited the accompanying balance sheet of Used Kar Parts, Inc. ( A Development Stage Company) as of January 31, 2003 and the related statement of operations, cash flows and changes in stockholders equity for the period commencing April 26, 2002 ( date of inception ) to January 31, 2003. These financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Used Kar Parts, Inc. ( A Development Stage Company ) at January 31, 2003 and the statement of operations, cash flows and changes in stockholders equity for the period commencing April 26, 2002 (Date of Inception) to January 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Coral Springs, Florida

February 6, 2003

/s/ Baum & Company, P.A.

USED KAR PARTS, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

JANUARY 31, 2003

ASSETS
Current Assets
Cash	$ 3,876
Total Assets	$ 3,876

LIABILITIES AND STOCKHOLDERS EQUITY

Liabilities	$ -0-
Stockholders Equity Common Stock, $ .001 par value, authorized 50,000,000 shares, 2,068,000 issued and outstanding	$ 2,068
Additional paid in capital	$ 3,332
Accumulated deficit during development stage	(1,524)
Total Stockholders Equity	$ 3,876
Total Liabilities and Stockholders Equity	$ 3,876

See accompanying notes to financial statements.

USED KAR PARTS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

PERIOD COMMENCING APRIL 26, 2002 (DATE OF INCEPTION)

TO JANUARY 31, 2003

Operations During Development Stage Inception April 26, 2002 to January 31, 2003
Revenue	$ -0-
Expenses	$ 1,524
Net Income (Loss)	$ (1,524)
Net Income per weighted average shares (Loss)	$ (Nil)
Weighted average of shares	2,007,556

See accompanying notes to financial statements

USED KAR PARTS, INC

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

PERIOD COMMENCING APRIL 26, 2002 TO JANUARY 31, 2003

	Shares	Common Stock Amount	Additional Paid-In Capital	Deficit Development Stage Period	Total Stockholders Equity
Beginning Balance April 26, 2002 (Inception)	-0-	$-0-	$-0-	$-0-	$-0-
Issuance of Common Stock to founder at par value	2,000,000	2,000	-0-	-0-	2,000
Issuance of common stock for cash	68,000	68	3,332	-0-	3,400
Net (loss) from inception through January 31, 2003	-0-	-0-	-0-	(1,524)	(1,524)
Balance January 31, 2003	2,068,000	$2,068	$3,332	$(1,524)	$3,876

See accompanying notes to financial statements.

USED KAR PARTS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

PERIOD COMMENCING APRIL 26, 2002 (DATE OF INCEPTION)

TO JANUARY 31, 2003

Operations During Development Stage Inception to January 31, 2003
Cash Flows from operations: Net income (loss)	$ (1,524)

Net cash provided for operations	(1,524)
Cash flows from financing activities: Common stock issued to founder Issuance of common stock	2,000 3,400
Net increase (decrease) in cash	3,876
Cash beginning	-0-
Cash ending	$3,876

See accompanying notes to financial statements.

USED KAR PARTS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

January 31, 2003

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations

The Company was organized under the laws of the State of Florida on April 26, 2002. The Company is in the development stage. The Company plans to develop a website where individuals subscribe to and interact in an online marketplace for used car parts.

Current Operations

The Company currently has no operations. Any expenses incurred by the company at this time are deemed to be immaterial and insignificant. These expenses are incurred by management without any expectation of reimbursement. When operation commence the company will be directly responsible for its operational expenses.

Basis of Accounting

The Company's policy is to prepare its financial statements using the accrual basis of accounting in accordance with generally accepted accounting principles. The Company has retained January 31 as its annual year end.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and equivalent

Cash and cash equivalent include cash and cash in banks. The company maintains cash and cash equivalent balances at a financial institution that is insured by the federal deposit Insurance Corporations up to $100,000. At January 31, 2003, there is no concentration of credit risk form uninsured bank balances.

Revenue Recognition

The Company currently has no operations. When operations commence the company will be receiving its revenue from monthly membership fees, a percentage of completed transactions and income from any banner ads placed on the web site. The monthly fees and the percentage of completed sales will be recognized upon receipt. Banner ad income will be recognized as earned.

Earnings (losses) per Common Share

Basic and diluted earnings (losses) per common share are calculated by dividing the net income (loss) by the weighted average number of shares of common stock issued and outstanding which are 2,007,556. Because the company has outstanding but a single class of equity security (common stock) and is subject to no outstanding stock purchase options, warrants or any other potentially dilutive rights or instruments, diluted earnings per share are exactly equal to basic earnings per share.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board, ("FASB") issued SFAS No. 141 "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001 the Company is required to adopt SFAS No.142 effective July 1, 2002. Adoption of SFAS No. 141 will have no effect on the Companys results of operations or financial position.

Management does not expect that adoption of SFAS No. 142 will have a material effect on the Companys results of operations or financial position.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets.

SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", and provides guidance on classification and accounting for such assets when held for sale or abandonment. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Management does not expect that adoption of SFAS No. 144 will have a material effect on the Companys results of operations or financial position

NOTE 2 CAPITAL TRANSACTIONS

The Company in May, 2002 issued to its founder 2,000,000 restricted shares of common stock at par value $.001.

The Company in January, 20021 issued 68,000 shares of common stock for $.05 per share. The offering was made in reliance upon exemption from registration provided by regulation D, Rule 504 of the Securities Exchange Commission.

NOTE 3 Income Taxes

In February 1992, the Financial Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred assets and liabilities are recognized for the estimated future tax consequences between the financial statement carrying amounts of the existing assets and their respective basis.

Deferred assets and liabilities are measured using enacted tax rates in effect for the year in which temporary differences are expected to be recorded or settled. Under SFAS No. 109 the effect on deferred assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The company has a net operating loss carry forward of $1,524 which is offset by a $1,524 valuation allowance due the uncertainty surrounding the ultimate realization of these assets. The loss carry forward expires in 15 years.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Baum & Company, CPAs, P.A. audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.

VALIDITY OF COMMON STOCK

The validity of the securities being offered in this registration statement will be passed upon by Jonathan D. Leinwand, P.A.. See Exhibit 5 for more information.

Part II Information not contained in the prospectus

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us. As indicated in section 607.0850 of the Florida Statute, Florida law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director.

A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct.

In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. Management has agreed to pay all the costs and expenses of this offering. Selling Security Holders will pay no offering expenses.

Item	Expenses
SEC Registration Fee	$0.31
Legal - Consulting Fees and Expenses*	$4,500
Accounting Fees and Expenses*	$1,500
Printing and EDGARizing*	$250
State Taxes and fees*	$150
Total*	$6,400.31

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

From May 2002 through January 2003, we issued 2,000,000 shares of our common stock to our founder, Jeannine Karklins, at $.001 (par value), for an aggregate amount of $2,000.00 and we issued 68,000 shares of our common stock at a price of $.05 per share or aggregate cash proceeds of $3,400 to 22 investors, of which all persons were of non-accredited status. Approximately 35 investors were solicited and 18 of these people purchased Used Kar Parts common stock. The investors were business associates and friends. A total of 6 prospective investors called Used Kar Parts corporate office concerning investment information after being referred by the 35 original people solicited by Jeannine Karklins. Of these 6 prospective investors 4 became investors in Used Kar Parts, Inc. Stock certificates issued contained a legend that evidences the securities has not been registered under the Act and therefore cannot be resold unless they are registered under the Act or unless an exemption from registration is available. See Exhibit 4 for a sample of the companys common stock certificate.

Name	Address	Shares	Amount Paid	Date
Ernest Karklins	20908 Raindance Ln, Boca Raton FL 33428	10,000	$500.00	12-31-2002
Linda Skuba	2353 NW 38th Boca Raton, FL 33431	1,000	$50.00	1-2-2003
Michelle Trentacoste	1458 Canary Island Dr, Weston FL 33327	1,000	$50.00	1-5-2003
John Di Pompeo Jr.	4431 NE 30th Ave Lighthouse Point, FL 33064	2,000	$100.00	1-3-2003
Michael Karklins	10201 Via Hibiscus Apt 2 Boca Raton, FL 33428	1,000	$50.00	1-5-2003
Dennis Stornant	772 SE 13th Ave. Deerfield Beach, FL 33441	1,000	$50.00	1-5-2003
Robert Uzzo	10883 Gantry St. Boca Raton, FL 33428	3,000	$150.00	1-5-2003
Leah Karklins	18146 Boca Way Dr Boca Raton, FL 33498	5,000	$250.00	1-4-2003
Mary McGautha	1150 NW 13th St. APT 272c Boca Raton FL 33486	2,000	$100.00	1-2-2003
Paul Rocco	2000D Linton Lake Dr. Delray Beach, FL 33445	1,000	$50.00	1-5-2003
Andra Bidot	6915 NW 29th CT Margate, FL 33063	1,000	$50.00	1-2-2003
Ahmet Ozdemir	6371 La Costa DR APT 101 Boca Raton FL 33433	1,000	$50.00	12-31-2002
Kristin Hanke	4700 NE 28th Ave Fort Lauderdale, FL 33308	1,000	$50.00	1-5-2003
Carlos Burgos	2269 S University Dr. Suite 450 Davie FL 33324	10,000	$500.00	1-02-2003
Alice Figliolia	9894 Marina Blvd. No 521, Boca Raton, FL 33428	2,000	$100.00	12-20-2002
Jennifer Lyn Amuso	4127 NW 8th LN, Pampano Beach FL 33064	1,000	$50.00	12-20-2002
Dana Karklins	4100 S Military TRL Lake Worth, FL 33463	10,000	$500.00	12-18-2002
Vincent Figliolia	9355 SW 8th Street Apt 310 Boca Raton, FL 33428	2,000	$100.00	12-20-2002
Patty Karklins	20908 Raindance Ln, Boca Raton FL 33428	10,000	$500.00	1-2-2003
Raymond J O Donovan	8511 Cypress Glen Court, Lake Worth, FL 33467	1,000	$50.00	1-5-2003
Carla Sills	4564 N.W. 3rd St., Plantation FL 33317	1,000	$50.00	1-17-2003
Michelle Calavetta-Halcomb	3997 Crescent Creek Drive, Coconut Creek, FL 33073	1,000	$50.00	1-16-2003
Jeanine Karklins	20908 Raindance Ln, Boca Raton FL 33428	2,000,000	$2,000.00	5-3-2002

Our shares were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D and Section 4 (2) of the Securities Act (transactions by an issuer not involving any public offering). Each investor was provided with a detailed and specific business plan describing our plan of operations and products of an online used car parts marketplace via the Internet. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.

EXHIBITS
Exhibit Number	Exhibit Description
3.1	Articles of Incorporation
3.2	ByLaws
4	Sample Stock Certificate
5	Legal Opinion "Validity of Common Stock"
23	Consent of Experts

UNDERTAKINGS

The undersigned Registrant undertakes:

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be singed on its behalf by the undersigned, in the City of Boca Raton, State of Florida on April 8, 2003.

Used Kar Parts, Inc.

/s/Jeannine Karklins

By: Jeannine Karklins, President, CFO, Director and Principal Accounting Officer

Date: April 8, 2003

In accordance with the requirements of the Securities act of 1933, this registration statement was signed by the following persons in the capacitated and on the dates stated.

/s/ Jeannine Karklins

Jeannine Karklins

Title: President, CFO, Director and Principal Accounting Officer

Date: April 8 , 2003